Exhibit 10.6

*201* Page 1 of 11 12/08/06
Managing Director Agreement
MANAGING DIRECTOR AGREEMENT
This Agreement (“Agreement”) is between BearingPoint, Inc. (“BearingPoint”) and Eddie R. Munson (“You” and all similar references) dated July 1, 2008, to be effective as of June 4, 2008 (the “Effective Date”):
1. Employment/Exclusive Services. You accept employment as of the Effective Date on the terms and conditions of this Agreement. You agree to: (a) devote your professional time and best effort to BearingPoint’s business and to refrain from professional practice other than on BearingPoint’s behalf; (b) perform all assigned work faithfully and to the best of your ability at such times and places as BearingPoint designates; (c) abide by all policies of BearingPoint, current and future, including the EEO policy attached as Exhibit A, and the Anti-Harassment policy attached as Exhibit B; (d) comply with the Confidentiality and Intellectual Property Agreement attached as Exhibit C; and (e) abide by the terms of the Consent Form, concerning personal data, attached as Exhibit D. By executing this Agreement, you represent and confirm that you are not bound by any covenant restricting you from being employed at BearingPoint or from performing your duties under this Agreement.
2. Compensation and Benefits. As of the Effective Date, BearingPoint will pay you a base salary, less withholding and deductions, payable in accordance with BearingPoint’s normal payroll practices. From time to time, BearingPoint may adjust your salary and other compensation in its discretion. During your employment, you will be eligible to participate in employee compensation or benefit plans (including group medical and 401(k)) and to receive other fringe benefits that BearingPoint makes generally available to employees in your position. BearingPoint may amend or discontinue any of its plans, programs, policies and procedures at any time for any or no reason with or without notice.
3. Duty of Loyalty. You acknowledge and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of BearingPoint and to do no act that would injure the business, interests, or reputation of BearingPoint. You understand and agree that you will not divert business from BearingPoint, prepare for a future competitive venture or engage in self-dealing while in BearingPoint’s employ. In keeping with these duties, you shall make full disclosure to BearingPoint of all business opportunities pertaining to BearingPoint’s business and shall not appropriate for your future benefit business opportunities of BearingPoint.
4. Conflicts of Interest. You understand and agree that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial or consulting activities, which interest might in any way adversely affect BearingPoint, involves a possible conflict of interest. Consistent with your fiduciary duties to BearingPoint, you agree that you shall not knowingly become involved in a conflict of interest with BearingPoint or upon discovery of such a conflict, permit it to continue. You also agree to disclose promptly to BearingPoint’s Chief Legal Officer any facts which might involve such a conflict of interest that has not been approved by BearingPoint’s Board of Directors.
5. Non-Disclosure. To assist you in performing your duties, BearingPoint agrees to provide you special training regarding its business methods and access to certain confidential and proprietary information and materials belonging to BearingPoint and to third parties, including its Clients and Prospective Clients who have furnished information to BearingPoint. You will be entrusted with business opportunities of BearingPoint and placed in a position to use and develop business goodwill on BearingPoint’s behalf. You agree that all of this non-public information, including the identities of BearingPoint’s Clients and Prospective Clients and their key decision makers or other client or prospect lists, is “Proprietary Information” as defined in Exhibit C. In keeping with the obligations imposed by Exhibit C, you agree that you will not, at any time during or after your

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employment at BearingPoint, make any unauthorized disclosure of BearingPoint’s Proprietary Information to any third party or otherwise use such Proprietary Information to BearingPoint’s competitive disadvantage.
6. Termination and Resignation.
     (a) Your employment is terminable at will and may be terminated with or without cause and effective immediately upon written notice to your address on BearingPoint’s records. Upon termination by BearingPoint and subject to the terms and conditions of this Agreement, you will be entitled to all earned and unpaid base salary and any accrued but unused personal days through your termination date.
     (b) You may voluntarily terminate your employment with BearingPoint upon 3 months prior written notice directed to BearingPoint’s Chief Executive Officer (“CEO”).
     (c) You agree to provide all assistance requested by BearingPoint in transitioning your duties, responsibilities and Client and other BearingPoint relationships to other BearingPoint personnel, both during your employment and after your termination or resignation. You understand and agree that all announcements or other communications regarding your termination or departure from BearingPoint and the transition of your work shall be made and handled exclusively by BearingPoint.
7. Certain Definitions.
     “Cause” means any of the following conduct by you: (I) embezzlement or misappropriation of corporate funds; (II) breach of fiduciary duty or other material acts of dishonesty; (III) conviction of, or plea of guilty or nolo contendere to, any felony or misdemeanor involving moral turpitude; (IV) engaging in conduct that you know or should know could harm the business or reputation of BearingPoint; (IV) material failure to adhere to BearingPoint’s corporate codes, policies or procedures; (V) continued failure to meet performance standards as determined by BearingPoint over two consecutive performance review periods; (VI) a breach or threatened breach of any provision of Sections 1(d), 3, 4, 5 or Exhibit C, or a material breach of any other provision of this Agreement if the breach is not cured to BearingPoint’s satisfaction within a reasonable period after BearingPoint provides you with notice (to your address on BearingPoint’s records) of the breach (no notice and cure period is required if the breach cannot be cured); or (VII) violation of any statutory, contractual, or common law duty or obligation to BearingPoint, including without limitation the duty of loyalty.
     “Client” means any person, firm, corporation, partnership, association or other entity that is or was a client of BearingPoint and with which you had direct or indirect contact by virtue of and in the course of your employment with BearingPoint or with respect to which you possess information that is proprietary or confidential to BearingPoint or the client.
     “Prospective Client” means any person, firm, corporation, partnership, association or other entity that is not a Client but with respect to whom, within 1 year before your termination or resignation, you: (I) conducted, prepared or submitted, or assisted in conducting, preparing or submitting, any proposal or client development or marketing efforts on behalf of BearingPoint (which includes any subsidiary of BearingPoint throughout this definition), or a related or affiliated entity, (II) had contact with, knowledge of, or access to Proprietary Information or other information concerning the prospective client, in connection with your BearingPoint employment; or (III) dealt with while the person was employed by a Client but who has since changed employers or become employed by a non-Client firm, corporation, partnership, association or other entity in a business decision making role.
     “BearingPoint” as used throughout this Agreement means BearingPoint, Inc. and includes any successor to, and/or subsidiary or related or affiliated entity of BearingPoint, Inc. with which you become employed or associated.

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8. Mediation and Arbitration. The parties agree that any and all legally cognizable disputes, claims or controversies arising out of or relating to this Agreement or causes of action arising from your employment or termination therefrom (including individual or collective claims for employment discrimination, harassment, retaliation, wrongful termination, or violations of Title VII, ADEA, ADA, FMLA, FLSA or ERISA or other federal, state, foreign or local law) shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration in Virginia before one arbitrator. Mediation may be commenced by providing JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. Arbitration with respect to the matters submitted to mediation may be initiated by filing a written demand for arbitration at any time following the first mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. Either party may seek equitable relief prior to the mediation or arbitration to preserve the status quo or to seek relief under Sections 3, 4, 5 and/or Exhibit C of this Agreement. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.
9. Survival. Sections 1(d), 2 through 15, and Exhibits C and D shall survive any termination of this Agreement or your employment (including your resignation).
10. Entire Agreement. This Agreement is the entire agreement between you and BearingPoint regarding these matters and supersedes any verbal and written agreements on such matters. In the event of a conflict between the main body of this Agreement and the Exhibits, the main body of the Agreement shall control. This Agreement may be modified only by written agreement signed by you and the CEO or his or her designee. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.
11. Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to its conflicts of law principles. You and BearingPoint consent to the jurisdiction and venue of any state or federal court in the Commonwealth of Virginia and agree that any permitted lawsuit may be brought to such courts or other court of competent jurisdiction. Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Virginia law.
12. Waiver. Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision.
13. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect or nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined to be overly broad in duration, geographical coverage or scope, or unenforceable or unreasonable for any other reason, the parties intend for the restriction to be modified or reformed so as to be reasonable and enforceable and, as so modified, to be fully enforced.
14. Assignment and Beneficiaries. This Agreement only benefits and is binding on the parties and their respective affiliates, successors and permitted assigns provided that you may not assign your rights or duties under this Agreement without the express prior written consent with the other parties. BearingPoint may assign any rights or duties that it has, in whole or in part, to other affiliated or subsidiary entities or to any person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to BearingPoint without your consent.

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15. Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.
The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

BEARINGPOINT, INC.			EMPLOYEE

By:	/s/ F. Edwin Harbach		/s/ Eddie R. Munson

(Signature)
	Title:	CEO	Eddie R. Munson

(Print Employee’s Full Name)
Dated:

(Employee’s ID)

			Dated:	July 1, 2008